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                                                                  EXHIBIT 23.2.1




        REPORT OF INDEPENDENT ACCOUNTANTS ON FINANCIAL STATEMENT SCHEDULE



Board of Directors
Crown Group, Inc.

Our audit of the consolidated financial statements referred to in our report dated August 12, 1999 appearing in the 2001 Annual Report to Shareholders of Crown Group, Inc. (which report and consolidated financial statements are included in this Annual Report on Form 10-K) also included an audit of the financial statement schedule listed in Item 14(a)(2) of this Form 10-K. In our opinion, the financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.




PricewaterhouseCoopers LLP



Dallas, Texas
August 12, 1999